EXHIBIT 10.1

THIRD AGREEMENT AND AMENDMENT TO THE

COLLABORATIVE RESEARCH & LICENSE AGREEMENT

July 20, 2011

This Third Agreement and Amendment to the Collaborative Research & License Agreement (the “Third Amendment”) is dated as of the date hereof, between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc., a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).

Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Amended Collaborative Agreement (as defined below).

WHEREAS, Pfizer and Icagen entered into the Collaborative Research & License Agreement (the “Collaborative Agreement”) as of August 13, 2007, and subsequently entered into (i) an Agreement and Amendment to the Collaborative Agreement as of September 17, 2009 (the “First Amendment”), and (ii) a Second Agreement and Amendment to the Collaborative Agreement as of September 21, 2010 (the “Second Amendment,” together with the Collaborative Agreement and the First Amendment, the “Amended Collaborative Agreement”);

WHEREAS, under Section 4.4 of the Amended Collaborative Agreement, Pfizer has agreed to pay Icagen certain development milestone payments upon the completion of certain Development Events (such payments, the “Development Milestone Payments”);

WHEREAS, concurrently with the execution and delivery of this Third Amendment, Icagen, Pfizer and Eclipse Acquisition Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Pfizer, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Amended Collaborative Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Development Milestone Payments

1.1	The parties agree that, from and after the date of this Third Amendment, no Development Milestone Payments shall be due or payable by Pfizer to Icagen, nor shall Pfizer be required to notify Icagen of the achievement of any Development Event, in each case, under Section 4.4 of the Amended Collaborative Agreement, provided that, if the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement, then this Section 1.1 of this Third Amendment shall terminate and all Development Milestone Payment obligations and notification obligations with respect to the achievement of Development Events shall thereupon be reinstated (a “Reinstatement”).

1.2	Upon a Reinstatement, any Development Milestone Payment(s) that would have been due and payable by Pfizer to Icagen but for this Third Amendment, shall be paid by Pfizer in accordance with the terms of the Amended Collaborative Agreement with interest from the date such payment would have been payable without regard to this Third Amendment (the “Interest Start Date”) until the date paid at a rate equal to the prime rate of Citibank, NA as announced on the Interest Start Date plus three percent (3%), compounded on a calendar quarterly basis. Except as provided in Section 2.1, this Section 1.2 shall survive any expiration or termination of the Amended Collaborative Agreement.

1.3	A termination of the Amended Collaborative Agreement prior to the date of any termination of the Merger Agreement shall not relieve Pfizer of an obligation to make a Development Milestone Payment under Section 10.4 of the Amended Collaborative Agreement, as reinstated pursuant to a Reinstatement, following the termination of the Merger Agreement, if such Development Milestone Payment would otherwise have been due and payable without regard to this Third Amendment.

1.4	Pfizer shall notify Icagen within ten (10) days after a Reinstatement of any Development Events that were completed prior to such Reinstatement and not previously reported to Icagen.

1.5	Pfizer shall not set-off any obligation or liability of Icagen pursuant to the Merger Agreement or any related agreement against any payment obligation of Pfizer under the Amended Collaborative Agreement or Section 1.2 of this Third Amendment.

2.	Termination

2.1.	At the Effective Time (as defined in the Merger Agreement), the Amended Collaborative Agreement shall be terminated without further obligation or liability (for any Development Milestone Payments or otherwise) thereunder on the part of any party hereto.

3.	Miscellaneous

3.1.	The parties hereby confirm and agree that, as amended hereby, the Amended Collaborative Agreement, including all other terms and conditions, remains in full force and effect and is a binding obligation of the parties hereto.

3.2.	This Third Amendment may be executed in two or more counterparts, by facsimile or other electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed as of the date first above written.

ICAGEN, INC.

By:	/s/ P. Kay Wagoner, Ph.D.
Name:	P. Kay Wagoner, Ph.D.
Title:	President and Chief Executive Officer

PFIZER INC.

By:	/s/ Douglas E. Giordano
Name:	Douglas E. Giordano
Title:	Senior Vice President Worldwide Business Development

THIRD AGREEMENT AND AMENDMENT TO COLLABORATIVE AGREEMENT